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[VERSO LOGO]


                                                                    EXHIBIT 99.7


400 Galleria Parkway
Suite 300
Atlanta, GA  30339

MEDIA CONTACT:                               INVESTOR RELATIONS CONTACT:
Mary Frances Jones                           Jennifer L. Pepper
Director of Marketing                        Director of Investor Relations
Verso Technologies, Inc.                     Verso Technologies, Inc.
678-589-3575                                 678-589-3579
MaryFrances.Jones@verso.com                  Jennifer.Pepper@verso.com


               VERSO CLOSES ACQUISITION OF NACT TELECOMMUNICATIONS

             Company Launches Full Speed Into The Softswitch Market
                    With Integrated VoIP Migration Solutions

ATLANTA, JULY 30, 2001. Verso Technologies Inc. (NASDAQ: VRSO) announced today that on Friday, July 27, 2001 it closed its acquisition of NACT Telecommunications, Inc., a provider of next generation network solutions including softswitch-based gateways, billing systems and application technologies. Verso acquired NACT from WA Telcom Products Co. Inc., a wholly-owned subsidiary of World Access, Inc., in a stock purchase agreement. The acquisition plays a pivotal role in mapping Verso's strategic direction towards becoming a premier provider of next generation network solutions and demonstrates growing momentum in Verso's drive to build industry-leading softswitch solutions. Verso will hold a conference call at 9:00am ET today to discuss the acquisition. The company plans to unveil its business strategy in more detail at an investor and media conference scheduled for the week of September 10, 2001.

Pursuant to the stock purchase agreement, Verso purchased all of the outstanding capital stock of NACT for $19.5 million in cash; $14.2 million was paid at closing, and $5.3 million will be deferred until March 2002. An additional payment of up to $4.9 million may be due in March 2002 contingent upon NACT achieving certain revenue and product deployment goals for 2001. In the second quarter of 2001, NACT's revenues were $4.9 million reflecting sales of $6.4 million, net of the increase in deferred revenue of $1.5 million, which increase is expected to be recognized in the third quarter. NACT recorded


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EBITDA (earnings before interest, taxes, depreciation and amortization) of approximately $536,000 in the second quarter.

In connection with the execution of the definitive merger agreement with Telemate.Net, announced on May 7, 2001, Verso and Telemate.Net entered into a stock purchase agreement whereby Telemate.Net agreed to purchase up to $10 million of a new series of Verso preferred stock. The stock purchase agreement was modified on June 1, 2001 to increase the amount of the preferred stock investment to $15 million to fund the cash due at closing of the NACT transaction. Upon the expected completion of Telemate.Net's merger transaction with Verso, the preferred shares will be retired and will no longer be outstanding.

In acquiring NACT, Verso adds state-of-the-art Voice over Internet Protocol
(VoIP) technology to its existing portfolio of network management services, operations support systems integration, communications software applications and technical product support. The union of the two companies will enable Verso to deliver integrated switching solutions for communications service providers developing Internet Protocol (IP) based telephony services.

"We've reached a major milestone in leading Verso into the rapidly-growing softswitch market," said Steve Odom, chairman and CEO of Verso Technologies. "The economic conditions of the past year have made the road longer and more difficult than we had expected, but we continue to prevail and are now ready to realize our vision. There are incredible synergies between the two companies, as well as a shared passion for developing and delivering unique, proprietary technologies that enable our customers to solve critical business challenges. This transition marks the beginning of a new future for this company -- for our customers, our employees and our shareholders."

"I've enjoyed a very solid working relationship with Steve over the years and I have a great deal of respect and confidence in his ability to bring our teams together to pursue this incredible market opportunity," said Lindsey Wallace, president of NACT. "Verso has the right management team, the right support organization and the right customer base to take our solutions to a broader market. By leveraging the best of both teams, Verso is now poised to go to market with a truly unique solution that delivers on the promise of VoIP today."

In today's highly competitive telecommunications industry, communications service providers are eager to deploy VoIP technologies that can improve operational efficiencies and generate new revenue streams. A key factor in enabling this new market is the softswitch, which replaces dedicated telecom switches with media gateways and software applications that perform traditional operations at a much lower cost ,and increase revenues by delivering a host of new services such as unified messaging, find me/follow me and selective call routing. According to the telecom industry analyst group Frost & Sullivan, the global market for VoIP infrastructure equipment is expected to grow to $67.5 billion by 2005 from $1.8 billion in 2000, with more than half of the revenue growth coming from softswitches.


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Verso is leveraging more than twenty years of telecommunications and networking expertise to lead the company into the softswitch market. Verso's management team has long tenure in leading telecom and ISP companies including World Access, GTE, AT&T and Earthlink. Over the past two years, Verso has helped build and integrate Operations Support Systems for leading service providers such as Verizon Wireless and Xspedius Corporation, along with large enterprises such as Etrade Group and The Washington Post. In addition, Verso's newly acquired softswitch team has been supplying telecom switch solutions to carriers and service providers for more than eighteen years.

Verso will hold a conference call today at 9:00am ET to discuss second quarter results and the acquisition of NACT Telecommunications, Inc. Investors are invited to listen to a live webcast of the conference call which can be accessed through the investor relations section of the Verso website, www.verso.com, or at www.streetevents.com. To listen to the call, please go to the website at least 15 minutes early to download and install any necessary audio software. For those who are unable to listen to the live broadcast, the conference call will be archived on Verso's website for 30 days. A telephone replay of the call will be available from July 30, 2001 through close of business August 6, 2001 by dialing 800-327-0221.

ABOUT VERSO TECHNOLOGIES

Since 1984, Verso Technologies, Inc. has been delivering best-of-breed software, services and support that ensure the reliability, scalability and availability of complex network infrastructures. Today, Verso is leveraging its telecommunications and networking expertise to launch full speed into the softswitch market. For more information about Verso Technologies, contact the company at www.verso.com or by calling 678.589.3500.

FORWARD LOOKING STATEMENT

Certain statements contained in this release that are not statements of historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words - "believe", "expect", "anticipate", "intend", "will", and similar expressions are examples of words that identify forward-looking statements. Forward-looking statements include, without limitation, statements regarding our future financial position, business strategy and expected cost savings. These forward-looking statements are based on our current beliefs, as well as assumptions we have made based upon information currently available to us.